Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

March 19, 2015

Pricing Supplement Addendum No. 26 dated March 19, 2015

To Pricing Supplement No. ETN-11/A dated October 21, 2013,

To Prospectus Supplement dated March 23, 2012 and

the Prospectus, as Amended in the Post-Effective Amendment

to the Registration Statement filed on March 19, 2015

Credit Suisse FI Enhanced Big Cap Growth Exchange Traded Notes due October 22, 2018 Linked to the Russell 1000® Gross Index Total Return (“ETNs”)

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22539T563/US22539T5636

NYSE Arca Ticker Symbol:	FIBG

Aggregate Offering Price of ETNs:	$2,917,185

Public Offering Price per ETN:	$58.3437

Principal Amount of ETNs:	$2,039,000

Principal Amount per ETN:	$40.78

Trade Date:	March 19, 2015

Settlement Date:	March 19, 2015

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee, with respect to each ETN that is redeemed prior to the Maturity Date, equal to the product of (i) 0.05% times (ii) the Closing Level of the Index on the Early Redemption Valuation Date or Accelerated Valuation Date, as the case may be, times (iii) the Index Units as of the immediately preceding Trading Day. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-25 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse